EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.8 Million for the Third Quarter and $4.9 Million for the First Nine Months of 2013; Dividend Remains at $.07; Board Approves New Share Repurchase Plan

MCLEAN, Va., Oct. 24, 2013 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter and nine months ended September 30, 2013 was $1.8 million and $4.9 million compared to $1.2 million and $5.3 million during the third quarter and the first nine months of 2012.

The stronger earnings during the third quarter compared to last year were attributable to net gains on the sale of HarVest Bank other real estate owned ("OREO") which had been carried on the balance sheet at a negligible value since the acquisition, partially offset by further write downs of other OREO properties. In addition, the provision for loan losses during the quarter declined from $1.8 million to $1.2 million.

The slight decline in earnings for the past nine months over the comparable period last year was a function of the bargain purchase gain on the HarVest transaction during the second quarter of 2012.

The Board of Directors declared a dividend of $.07 per share, payable November 22, 2013 to shareholders of record on November 12, 2013. This was Southern National's eighth consecutive quarterly dividend and was the same as the prior quarter. The quarterly dividend of $.07 represents an annualized yield of 2.88% based on the closing price of our common stock as of October 23, 2013.

The Board of Directors has approved a share repurchase plan under which the company may buy back up to 5% of its outstanding common shares. Georgia Derrico stated, "We are pleased to announce this buy back program. Repurchasing shares underscores our commitment to enhancing shareholder value."

The repurchase program permits shares to be purchased in the open market. There is no guarantee as to the number of shares that will be repurchased by the company, and the company may discontinue the program at any time. The repurchase program depends on marketplace conditions and other factors and remains subject to the discretion of the company's Board of Directors.

Net Interest Income

Net interest income was $7.7 million in the quarter ended September 30, 2013 down from $8.1 million during the same period last year. Sonabank's net interest margin was 4.85% in the third quarter of 2013, down from 5.14% in the third quarter of 2012. Loan pricing at the margin has been brutally competitive as we wrote in the first quarter of 2013. It diminished somewhat in the second quarter but has intensified in the third. The competition seems to follow with a lag where the 10 year Treasury is trading. Average loans were $521.6 million in the third quarter compared to $505.1 in the second quarter of 2013 and $541.4 during the third quarter of 2012.

We have been loath to invest in securities for some time, believing that yields adjusted for interest rate risk would not adequately compensate us. Average securities outstanding in the third quarter of 2013 were $84.2 million, compared to $83.5 million last quarter and to $69.8 million in the third quarter of last year. We have been absolutely wrong in our assessment of the risk of rising interest rates for several years. We have cost our shareholders (including ourselves) money because of that. However, the market reaction to the suggestion that the Fed would begin to taper QE3 in late May was extraordinary. We are positioned to withstand a rise in interest rates on the asset side of our balance sheet and we have begun to extend our certificate of deposit ("CD") maturities.

Net interest income was $22.9 million during the nine months ended September 30, 2013, compared to $23.6 million during the same period in the prior year. Average loans during the first nine months of 2013 were $513.6 million compared to $523.2 million during the same period last year. The Greater Atlantic Bank loan discount accretion contributed $1.2 million to net interest income during the first nine months of 2013, compared to $2.9 million during the nine months ended September 30, 2012. The loan discount accretion on the HarVest Bank portfolio contributed $1.5 million during the nine months ended September 30, 2013, compared to $412 thousand from the acquisition in the second quarter of 2012 through September 30, 2012.

Noninterest Income

During the third quarter of 2013 Sonabank had noninterest income of $375 thousand compared to noninterest income of $240 thousand during the third quarter of 2012. The increase was primarily related to an other than temporary impairment ("OTTI") charge on trust preferred securities in the amount of $480 thousand which was partially offset by a gain on the sale of SBA pooled securities in the amount of $287 thousand during the third quarter of 2012.

Noninterest income decreased to $1.4 million in the first nine months of 2013 from $5.2 million in the first nine months of 2012. The decrease resulted primarily from the bargain purchase gain of $3.5 million from the HarVest transaction in the second quarter of 2012. In addition, there were OTTI charges of $717 thousand in trust preferred securities during the nine months ended September 30, 2012, compared to $3 thousand in OTTI charges during the first nine months of 2013. Income from bank owned life insurance ("BOLI") contributed $445 thousand during the first nine months of 2013 compared to $649 thousand the same period in 2012. The first nine months of 2012 was affected by a death benefit. Also, during the nine months ended September 30, 2012, the bank sold the guaranteed portions of SBA loans and realized a $657 thousand gain.

Noninterest Expense

Noninterest expenses were $4.3 million and $14.0 million during the third quarter and the first nine months of 2013, respectively, compared to $4.8 million and $16.4 million during the same periods in 2012. When we purchased HarVest during the second quarter of 2012 we established a fair market value on its OREO of $750 thousand which was the bid for the OREO from the buyer of the HarVest loans which we sold. We allocated all of that to a single property which we believed to be the most likely to sell. That property has not yet sold, and during the third quarter of 2013 we recognized impairment in the value of the property in the amount of $200 thousand. But this quarter we did sell two properties which had negligible carrying value for a gain of $1.1 million. This was partially offset by the recognition of impairment in the value of two other properties in the amount of $200 thousand.

Noninterest expenses for the nine months ended September 30, 2012, included the recognition of impairment in the values of five OREO properties in the Charlottesville market and one in the Culpeper market in the amount of $2.2 million. Also affecting the second quarter of 2012 were merger expenses relating to the HarVest transaction totaling $360 thousand. Occupancy and furniture and equipment expenses were $2.8 million during the first nine months of 2013, compared to $2.5 million during 2012. Of this increase, $379 thousand resulted from operating five additional branches, four from the HarVest acquisition and one denovo. In addition, salaries and benefits expense has increased $892 thousand during the nine months ended September 30, 2013, compared to 2012 due to the HarVest acquisition and other additional personnel. Full-time equivalent employees have increased from 138 at September 30, 2012, to 140 at September 30, 2013. Audit and accounting fees have decreased from $680 thousand during the nine months ended September 30, 2012 to $351 thousand during the first nine months of 2013. These fees were abnormally high in 2012 because of the restatement of 2010 and 2009 financial statements.

This decrease was partially offset by increases in foreclosure related expenses.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at September 30, 2013 and December 31, 2012:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	September 30, 2013			December 31, 2012
Loans secured by real estate:
Commercial real estate - owner-occupied	$ 1,618	$ 100,182	$ 101,800	$ 4,143	$ 93,288	$ 97,431
Commercial real estate - non-owner-occupied	5,863	139,773	145,636	10,246	130,152	140,398
Secured by farmland	101	512	613	--	1,479	1,479
Construction and land loans	4	31,872	31,876	1,261	44,946	46,207
Residential 1-4 family	17,933	65,658	83,591	21,005	61,319	82,324
Multi- family residential	590	21,570	22,160	614	18,774	19,388
Home equity lines of credit	26,457	6,667	33,124	31,292	9,178	40,470
Total real estate loans	52,566	366,234	418,800	68,561	359,136	427,697

Commercial loans	1,162	105,959	107,121	2,672	99,081	101,753
Consumer loans	85	1,300	1,385	88	1,623	1,711
Gross loans	53,813	473,493	527,306	71,321	459,840	531,161

Less deferred fees on loans	4	(1,278)	(1,274)	7	(1,017)	(1,010)
Loans, net of deferred fees	$ 53,817	$ 472,215	$ 526,032	$ 71,328	$ 458,823	$ 530,151

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.

During the third quarter loans grew to $526.0 million at September 30, 2013 from $524.3 million at June 30, 2013 in an environment where competition based on rate and term remained strong and Line usage, particularly among government contractors, was lower than normal. We had payoffs of large loans during the quarter of $11.5 million and foreclosures of $1.6 million, offset by loan closings of $21.0 million which, as is normal, were not fully taken down. Loans have not yet rebounded to their year-end levels since we lost $20 million in a brutally competitive market in the first quarter. The chart above shows that the largest decline in the portfolio was in construction and land loans which fell from $46.2 million at year end to $31.9 million at September 30, 2013. We expect that to be reversed over time as we have closed on several large construction loans this quarter and last.

Loan Loss Provision/Asset Quality

The loan loss provision for the third quarter and the nine months ended September 30, 2013 was $1.2 million and $3.0 million, respectively, compared to $1.8 million and $4.6 million for the same periods last year. Charge offs for the three and nine months ended September 30, 2013 were $1.2 million and $3.0 million, respectively, compared to $1.9 million and $4.6 million for the same periods in 2012.

Non-covered OREO as of September 30, 2013 was $12.7 million compared to $13.2 million as of the end of the previous year. During the three months ended September 30, 2013 we had two foreclosures in the non-covered portfolio in the amount of $1.4 million and OREO sales of $1.4 million. For the nine months ended September 30, 2013 we had six foreclosures in the non-covered portfolio totaling $3.1 million and OREO sales of $3.9 million. In the covered portfolio we had one foreclosure during the three months ended September 30, 2013 in the amount of $127 thousand and during the nine months had three foreclosures totaling $4.2 million. In the second quarter of 2013, we sold the property foreclosed on in the first quarter of 2013 for $1.9 million which resulted in a small gain.

Non-covered nonaccrual loans were $4.1 million (excluding $1.2 million of loans fully covered by SBA guarantees) at September 30, 2013 compared to $5.0 million (excluding $2.6 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 2.80% at the end of 2012 to 2.58% at September 30, 2013. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered loans at September 30, 2013 was 1.57%, compared to 1.52% at the end of 2012. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $82.9 million at September 30, 2013 and $86.4 million at December 31, 2012.

Investment activity during the first nine months of 2013 was concentrated on municipal bonds (as it was in the fourth quarter of 2012) and to a lesser extent on callable agencies. The yields available on FNMA and FHLMC mortgage pass through securities where we have historically invested excess cash have been adversely affected by the Federal Reserve Board's third round of quantitative easing and its purchases of $40 billion a month in mortgage-backed securities. The yields on higher quality, bank qualified municipal bonds have been significantly higher on a taxable equivalent basis although they do entail some extension risk. We went into the strategy of investing in municipals with an overall asset sensitive balance sheet and are monitoring it to ensure we do not get outside our risk tolerance level. Through the end of the third quarter of 2013, we had assembled a portfolio of $13.0 million with a taxable equivalent yield of 3.02% and ratings as follows:

Rating		Amount
Service	Rating	(in thousands)
Moody's	Aaa	$ 505
Moody's	Aa2	3,206
Moody's	Aa3	723
Standard & Poor's	AAA	2,673
Standard & Poor's	AA	3,676
Standard & Poor's	AA-	2,228
		$ 13,011

We may increase this portfolio modestly going forward depending upon yields and terms available.

As of September 30, 2013 we owned pooled trust preferred securities as follows:

										Previously
									% of Current	Recognized
									Defaults and	Cumulative
		Ratings						Estimated	Deferrals to	Other
	Tranche	When Purchased		Current Ratings				Fair	Total	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Collateral	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 6,654	$ 6,020	$ 4,077	16%	$ 281
MMCF III B	Senior Sub	A3	A-	Ba1	CC	421	413	241	30%	8
						7,075	6,433	4,318		$ 289

										Cumulative Other	Cumulative
										Comprehensive	OTTI Related to
Other Than Temporarily Impaired:										Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	515	512	41%	626	$ 359
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,140	56	104	39%	791	1,293
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,039	--	76	29%	7	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,084	27	239	30%	366	691
ALESCO V C1	Mezzanine	A2	A	C	C	2,150	475	586	18%	1,014	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,222	30	105	35%	633	2,559
ALESCO XVI C	Mezzanine	A3	A-	C	C	2,143	119	572	15%	844	1,180
						14,278	1,222	2,194		$ 4,281	$ 8,775

Total						$ 21,353	$ 7,655	$ 6,512

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for potential impairment under Accounting Standards Codification Topic 325. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary.

The analyses resulted in no OTTI charges related to credit on the trust preferred securities during the third quarter of 2013, compared to OTTI charges related to credit on the trust preferred securities totaling $480 thousand for three months ended September 30, 2012. During the nine months ended September 30, 2013 there were OTTI charges totaling $3 thousand, compared to $717 thousand during the same period last year.

Deposits

Total deposits were $546.0 million at September 30, 2013 compared to $551.0 million at December 31, 2012. Certificates of deposit increased $19.9 million during the nine months. There was a decrease in money market accounts of $27.1 million during the nine months ended September 30, 2013. Noninterest-bearing deposits were $46.5 million at September 30, 2013 and $49.6 million at December 31, 2012. Noninterest-bearing deposits were historically high at December 31, 2012, primarily because of large balances held by title companies.

Stockholders' Equity

Total stockholders' equity increased from $103.2 million at December 31, 2012 to $106.0 million at September 30, 2013 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 19.15% and 19.04% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of September 30, 2013.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $707.9 million at September 30, 2013. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and five branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick and Bethesda. In the fourth quarter of 2012, the former HarVest Bank branch in Bethesda was relocated to a far superior location on Wisconsin Avenue.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$ 32,350	$ 39,200
Investment securities-available for sale	2,020	2,391
Investment securities-held to maturity	80,831	84,051
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,240	6,212
Loans receivable, net of unearned income	526,032	530,151
Allowance for loan losses	(7,443)	(7,066)
Net loans	518,589	523,085
Intangible assets	10,072	10,440
Bank premises and equipment, net	6,260	6,552
Bank-owned life insurance	18,226	17,782
FDIC indemnification asset	5,338	6,735
Other assets	28,972	27,364
Total assets	$ 707,898	$ 723,812

Liabilities and stockholders' equity
Demand deposits	$ 70,237	$ 72,418
Money market accounts	136,181	163,233
Savings accounts	13,933	9,618
Time deposits	325,603	305,708
Securities sold under agreements to repurchase and other short-term borrowings	20,481	33,411
Federal Home Loan Bank advances	30,250	30,250
Other liabilities	5,241	5,998
Total liabilities	601,926	620,636
Stockholders' equity	105,972	103,176
Total liabilities and stockholders' equity	$ 707,898	$ 723,812

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest and dividend income	$ 8,847	$ 9,600	$ 26,419	$ 28,035
Interest expense	1,123	1,469	3,551	4,431
Net interest income	7,724	8,131	22,868	23,604
Provision for loan losses	1,197	1,830	3,015	4,605
Net interest income after provision for loan losses	6,527	6,301	19,853	18,999
Account maintenance and deposit service fees	198	222	593	624
Income from bank-owned life insurance	147	148	445	649
Bargain purchase gain on acquisition	--	--	--	3,484
Gain on sale of loans	--	--	--	657
Net impairment losses recognized in earnings	--	(480)	(3)	(717)
Net gain on sale of available for sale securities	--	287	142	274
Gain on other assets	--	--	13	14
Other	30	63	169	198
Noninterest income	375	240	1,359	5,183
Employee compensation and benefits	2,338	2,073	6,760	5,868
Occupancy expenses	965	902	2,804	2,488
FDIC assessment	218	146	676	417
Change in FDIC indemnification asset	113	242	350	481
Net (gain) loss on other real estate owned, net	(698)	(24)	(580)	2,376
Other expenses	1,325	1,415	3,999	4,799
Noninterest expense	4,261	4,754	14,009	16,429
Income before income taxes	2,641	1,787	7,203	7,753
Income tax expense	861	579	2,341	2,487
Net income	$ 1,780	$ 1,208	$ 4,862	$ 5,266

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Per Share Data :
Earnings per share - Basic	$ 0.15	$ 0.10	$ 0.42	$ 0.45
Earnings per share - Diluted	$ 0.15	$ 0.10	$ 0.42	$ 0.45
Book value per share			$ 9.14	$ 8.98
Tangible book value per share			$ 8.27	$ 8.06
Weighted average shares outstanding - Basic	11,590,290	11,590,212	11,590,238	11,590,212
Weighted average shares outstanding - Diluted	11,636,997	11,597,540	11,625,207	11,594,349
Shares outstanding at end of period			11,590,612	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	1.01%	0.69%	0.92%	1.06%
Return on average equity	6.67%	4.62%	6.20%	6.90%
Yield on earning assets	5.55%	6.07%	5.53%	6.24%
Yield on earning assets excluding discount accretion on loans acquired in GAB and HarVest acquistions	4.83%	5.50%	4.95%	5.52%
Cost of funds	0.82%	1.08%	0.87%	1.15%
Cost of funds including non-interest bearing deposits	0.76%	1.00%	0.80%	1.06%
Net interest margin	4.85%	5.14%	4.79%	5.26%
Net interest margin excluding discount accretion on loans acquired in GAB and HarVest acquistions	4.13%	4.57%	4.21%	4.53%
Efficiency ratio (1)	61.23%	55.79%	60.60%	56.48%
Net charge-offs (recoveries) to average loans	0.20%	0.29%	0.51%	0.75%
Amortization of intangibles	$ 123	$ 236	$ 368	$ 694

	As of
	September 30,	December 31,
	2013	2012

Stockholders' equity to total assets	14.97%	14.25%
Tier 1 risk-based captial ratio	19.15%	18.33%
Intangible assets:
Goodwill	$ 9,160	$ 9,160
Core deposit intangible	912	1,280
Total	$ 10,072	$ 10,440

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 5,322	$ 7,628
Loans past due 90 days and accruing interest	--	--
Other real estate owned	12,736	13,200
Total nonperforming assets	$ 18,058	$ 20,828
Allowance for loan losses to total non-covered loans	1.57%	1.52%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets	2.58%	2.80%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $1.2 million and $2.6 million at September 30, 2013 and December 31, 2012, respectively.

CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com